Exhibit 99.1

TECNOGLASS INC.

FINANCIAL STATEMENTS FOR THE PERIOD ENDED MARCH 31, 2016

PREPARED UNDER INTERNATIONAL FINANCIAL REPORTING STANDARDS (IFRS)

1

Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$18,194	$18,496
Investments	26,697	1,470
Trade accounts receivable, net	64,999	52,515
Due from related parties	33,620	28,073
Inventories	55,341	46,011
Other current assets	27,811	20,814
Total current assets	$226,662	$167,379

Long term assets:
Property, plant and equipment, net	$145,999	$136,267
Long term receivables from related parties	2,536	2,536
Other long term assets	8,910	9,998
Total long term assets	157,445	148,801
Total assets	$384,107	$316,180

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long term debt	$60,365	$16,921
Note payable to shareholder	79	79
Trade accounts payable	41,919	39,142
Due to related parties	1,698	1,283
Current portion of customer advances on uncompleted contracts	12,578	11,841
Earnout Share Liability	12,650	13,740
Warrant liability	25,080	31,213
Other current liabilities	27,595	22,338
Total current liabilities	$181,964	$136,557

Long term liabilities:
Earnout Share Liability	$17,800	$20,414
Customer advances on uncompleted contracts	8,931	4,404
Long term debt	126,494	121,493
Total Long Term Liabilities	153,225	146,311
Total liabilities	$335,189	$282,868
COMMITMENTS AND CONTINGENCIES

Shareholders' equity
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2016	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 26,914,764 and 26,895,636 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	3	3
Legal Reserves	1,367	1,367
Additional paid-in capital	45,806	45,584
Retained earnings	31,336	17,662
Accumulated other comprehensive income	(29,594)	(31,304)
Total shareholders’ equity	48,918	33,312
Total liabilities and shareholders’ equity	$384,107	$316,180

The accompanying notes are an integral part of these condensed consolidated financial statements.

2

Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended March 31,
	2016	2015

Operating Revenues:
External customers	$45,774	$38,100
Related parties	14,640	13,943
Total operating revenues	60,414	52,043
Cost of sales	38,706	33,433
Gross profit	21.708	18.610

Operating expenses	(10,220)	(10,608)

Operating income	11,488	8,002

Gain on change in fair value of warrant liability	5,911	5,078
Gain on change in fair value of earnout share liability	3,704	1,981
Non-operating (loss)/income, net	(676)	3.725
Interest expense	(3,124)	(2,152)

Income before taxes	17,303	16,634

Income tax provision	3,629	4,772

Net income	$13,674	$11,862

Comprehensive income:

Net income	13,674	11,862
Foreign currency translation adjustments	1,710	(5,167)

Total comprehensive income	$15,384	$6,695

Basic income per share	$0,51	$0,48

Diluted income per share	$0,51	$0,42

Basic weighted average common shares outstanding	26,907,391	24,801,132

Diluted weighted average common shares outstanding	29,328,407	28,114,251

The accompanying notes are an integral part of these condensed consolidated financial statements.

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Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$13,674	$11,862
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,297	2,501
Loss on disposition of assets	-	(9)
Change in fair value of derivative liability	(10)	(18)
Change in fair value of investments	(21)	-
Change in fair value of warrant liability	(5,911)	(5,078)
Change in fair value of earnout share liability	(3,704)	(1,981)
Deferred income taxes	373	(157)
Changes in operating assets and liabilities:
Trade accounts receivable	(9,560)	(5,099)
Inventories	(6,877)	(4,928)
Prepaid expenses and other current assets	165	153
Other assets	(6,177)	(3,325)
Trade accounts payable	1,017	4,398
Customer advances on uncompleted contracts	4,261	5,954
Related parties	(3,620)	(4,397)
Other current liabilities	3,091	5,463
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(10,002)	5,339

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	234	255
Purchase of investments	(23,621)	(403)
Acquisition of property and equipment	-	(4,769)
CASH USED IN INVESTING ACTIVITIES	(23,387)	(4,917)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	124,327	22,255
Repayments of debt	(91,649)	(21,767)
CASH PROVIDED BY FINANCING ACTIVITIES	32,678	488

Effect of exchange rate changes on cash and cash equivalents	408	292

NET (DECREASE) INCREASE IN CASH	(302)	1,202
Cash and equivalents - Beginning of period	18,496	15,930
Cash and equivalents - End of period	$18,194	$17,132

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$2,203	$1,385
Taxes	$4,440	$1,423

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired under capital lease and debt	$7,126	$9,100

The Accompanying Notes are an Integral Part of these Condensed Consolidated Financial Statements.

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Tecnoglass Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

(Unaudited)

Note 1. General

Business Description

Tecnoglass Inc. (“TGI,” the “Company,” “we,” “us” or “our”) was incorporated in the Cayman Islands on September 21, 2011 under the name “Andina Acquisition Corporation” (“Andina”) as a blank check company. Andina’s objective was to acquire, through a merger, share exchange, asset acquisition, share purchase recapitalization, reorganization or other similar business combination, one or more operating businesses. On December 20, 2013, Andina consummated a merger transaction (the “Merger”) with Tecno Corporation (“Tecnoglass Holding”) as ultimate parent of Tecnoglass S.A. (“TG”) and C.I. Energía Solar S.A. ES. Windows (“ES”). The surviving entity was renamed Tecnoglass Inc. The Merger transaction was accounted for as a reverse merger and recapitalization where Tecnoglass Holding was the acquirer and TGI was the acquired company. Accordingly, the business of Tecnoglass Holding and its subsidiaries became our business. We are now a holding company operating through our direct and indirect subsidiaries.

The Company manufactures hi-specification, architectural glass and windows for the global residential and commercial construction industries. Currently the Company offers design, production, marketing, and installation of architectural systems for buildings of high, medium and low elevation size. Products include windows and doors in glass and aluminum, office partitions and interior divisions, floating façades and commercial window showcases. The Company sells to customers in North, Central and South America, and exports more than half of its production to foreign countries.

TG manufactures both glass and aluminum products. Its glass products include tempered glass, laminated glass, thermo-acoustic glass, curved glass, silk-screened glass, acoustic glass and digital print glass. Its Alutions plant produces mill finished, anodized, painted aluminum profiles and rods, tubes, bars and plates. Alutions’ operations include extrusion, smelting, painting and anodizing processes, and exporting, importing and marketing aluminum products.

ES designs, manufactures, markets and installs architectural systems for high, medium and low-rise construction, glass and aluminum windows and doors, office dividers and interiors, floating facades and commercial display windows.

In 2014, the Company established two Florida limited liability companies, Tecnoglass LLC (“Tecno LLC”) and Tecnoglass RE LLC (“Tecno RE”) to acquire manufacturing facilities, manufacturing machinery and equipment, customer lists and exclusive design permits.

Basis of Presentation and Use of Estimates

The consolidated financial statements here presented were prepared in accordance with the regulatory framework established for foreign issuersin Colombia, subscribed to the National Registry of Securities and Issuers (RNVE) whose securities are traded in the principal market, that must present their end of year financial information and interim periods according to their original accounting normativity, as long as those adhere to IFRS. To comply with this requirement from the Colombian Superintendence of Finance, these financial statements are an equivalent of the Company’s original financial statements prepared based on the Generally Accepted Accounting Principles in the United States, (US GAAP).

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These unaudited condensed consolidated financial statements include the consolidated results of TGI, its indirect wholly owned subsidiaries TG and ES, and its direct subsidiaries Tecno LLC and Tecno RE. Material intercompany accounts, transactions and profits are eliminated in consolidation. The unaudited condensed consolidated financial statements are prepared in accordance with the rules of the Securities and Exchange Commission (“SEC”) for interim reporting purposes.

The preparation of financial statements requires the use of certain estimates and accounting criteria. It also requires management to make judgment in the process of applying the Company’s accounting policies.

Note 2. Summary of significant accounting policies

Foreign Currency Translation

The consolidated financial statements are presented in U.S. Dollars, the reporting currency. Our foreign subsidiaries’ local currency is the Colombian Peso, which is also their functional currency as determined by the analysis of markets, costs and expenses, assets, liabilities, financing and cash flow indicators. As such, our subsidiaries’ assets and liabilities are translated at the exchange rate in effect at the balance sheet date, with equity being translated at the historical rates. Revenues and expenses of our foreign subsidiaries are translated at the average exchange rates for the period. The resulting cumulative foreign currency translation adjustments from this process are included as a component of accumulated other comprehensive income (loss).

Revenue Recognition

Our principal sources of revenue are derived from product sales of manufactured glass and aluminum products. Revenue is recognized when (i) persuasive evidence of an arrangement exists in the form of a signed purchase order or contract, (ii) delivery has occurred per contracted terms, (iii) fees and prices are fixed and determinable, and (iv) collectability of the sale is reasonably assured. All revenue is recognized net of discounts, returns and allowances. Delivery to the customer is deemed to have occurred when the title is passed to the customer. Generally, title passes to the customer upon shipment, but title transfer may occur when the customer receives the product based on the terms of the agreement with the customer.

Revenues from fixed price contracts, which amount to approximately 17% of the Company’s sales for the quarter ended March 31, 2016 are recognized using the percentage-of-completion method, measured by the percentage of costs incurred to date to total estimated costs for each contract. Revenues recognized in advance of amounts billable pursuant to contracts terms are recorded as unbilled receivables on uncompleted contracts based on work performed and costs to date. Unbilled receivables on uncompleted contracts are billable upon various events, including the attainment of performance milestones, delivery and installation of products, or completion of the contract. Revisions to cost estimates as contracts progress have the effect of increasing or decreasing expected profits each period. Changes in contract estimates occur for a variety of reasons, including changes in contract scope, estimated revenue and estimated costs to complete. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined and have not had a material effect on the Company’s financial statements.

Trade Accounts Receivable

Trade accounts receivable are recorded net of allowances for cash discounts for prompt payment, doubtful accounts and sales returns. Estimates for cash discounts and sales returns are based on contractual terms, historical trends and expectations regarding the utilization rates for these clients. The Company’s policy is to reserve for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance for doubtful accounts is necessary based on an analysis of past due accounts and other factors that may indicate that the collectability of an account may be in doubt. Account balances deemed uncollectible are charged to the allowance for doubtful accounts after all means of collection have been exhausted and the potential for recovery is considered remote.

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Inventories

Inventories of raw materials, which consist primarily of purchased and processed glass, aluminum, parts and supplies held for use in the ordinary course of business, are valued at the lower of cost or market. Cost is determined using a weighted-average method. Inventory consisting of certain job specific materials not yet installed (work in process) are valued using the specific identification method. Cost for finished product inventory are recorded and maintained at the lower of cost or market. Cost includes raw materials and direct and applicable indirect manufacturing overheads. The difference to actual direct and applicable indirect manufacturing overheads is expensed in the current accounting period. Also, inventories related to contracts in progress are included within work in process and finished goods, and are stated at using the specific identification method and lower cost of market, respectively, and are expected to turn over in less than one year.

Property, Plant and Equipment

The historical cost for property, plant and equipment acquired after the transition period includes disbursements directly attributable to their acquisition and installation. Historical cost also includes interest expense incurred during the stages of construction and installation of projects that required a substantial amount of time before entering operation. The property under construction and installation for production, supply or administrative purposes are accounted for at cost, less any recognized loss due to impairment.

Property plant and equipment is classified into the appropriate categories or classes as determined by their intended use.

Additional costs after the assets are recorded are included in the book value of the assets or recorded as a separate asset if the components meet the criteria applicable for their recognition. Otherwise, they are recognized on the income statement for the year in which the expense is incurred when it is probable that future economic benefit associated with the elements will affect the Company and the cost of the element can be adequately determined. Reparation and maintenance are charged to expense or cost, as corresponds, during the fiscal year in which they are performed.

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Depreciation is computed on a straight-line basis, based on the following estimated useful lives:

Type of Asset	Uaseful lives in years
Edificios e Instalaciones	50 – 70
Maquinaria y equipos	10 – 20
Muebles y Enseres, Equipo de Oficina y Otros	10 - 15
Equipo de Computación y Comunicación	5
Vehículos	5
Acueductos, Plantas y Redes	10 -15
Armamento de Vigilancia	3 - 5

Elements of property, plant and equipment are disposed when the company disposes of the assets or when there is no additional future economic benefit to be obtained from the use of the asset. Gains and losses in the sale of assets correspond to the difference between transaction value and the book value. These gains or losses are recorded in comprehensive income.

Earnout shares liability

In accordance with ASC 815 – Derivatives and hedging, the Company’s EBITDA/Ordinary Share Price Shares (“Earnout Shares”) are not considered indexed to the Company’s own stock and therefore are accounted for as a liability with fair value changes being recorded in the consolidated statements of operations and comprehensive income. This liability is subject to re-measurement at each balance sheet date and adjusted at each reporting period until released or until the expiration of the liability in December 31, 2016 under the governing agreement, and any change in fair value is recognized in the Company’s condensed consolidated statement of operations.

When the earnout shares are released from the escrow account upon achievement of the conditions set forth in the earnout share agreement, the Company records the fair value of the released shares out of the earnout share liability and into common stock and additional paid-in capital within the shareholders equity section of the Company’s condensed consolidated balance sheets.

Warrant liability

The Company accounts for the warrants against its ordinary shares as a derivative liability. The Company classifies the warrant instrument as a liability at its fair value because the warrants do not meet the criteria for equity treatment under guidance contained in ASC 815-40-15-7D. This liability is subject to re-measurement at each balance sheet date and adjusted at each reporting period until the warrants are exercised by warrant holder or they expire, and any change in fair value is recognized in the Company’s condensed consolidated statement of operations.

The Company determines the fair value of warrant liability at each reporting period using the Binomial Lattice options pricing model. In general, the inputs used are unobservable and the fair value measurement of the warrant liability is classified as a Level 3 measurement under guidance for fair value measurements hierarchy of categorization to reflect the level of judgment and observability of the inputs involved in estimating fair values. Refer to Note 12 for additional details about the Company’s warrants.

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When the warrants are exercised for ordinary shares, the Company remeasures the fair value of the exercised warrants as of the date of exercise using available fair value methods and records the change in fair value from the last reporting date to the date of exercise in the Company’s condensed consolidated statement of operations. The fair value of the exercised warrants on the date of exercise is recorded as a charge to additional paid-in capital in shareholders equity.

Unit Purchase Options

The Unit Purchase Options (“UPOs”) are derivative contracts in the entity’s own equity in accordance with guidance in ASC 815-40, paragraphs 15-5 through 15-8 and are not accounted for as assets or liabilities requiring fair value estimates for the derivative contract in each reporting period. The Company accounted for the UPOs, at issuance date in March 2012, at fair value calculated using a Black-Scholes option-pricing model, including the amount of $500,100 received in cash payments, as an expense of the Public Offering resulting with a charge directly to shareholders equity. In November and December 2015, holders of UPOs exercised 803,468 unit options (one share and one warrant) and simultaneously exercised the underlying warrants on a cashless basis, resulting in the issuance of 592,656 ordinary shares. No cash was received in this simultaneous transaction. Because the UPOs are accounted for in shareholders’ equity as instruments indexed to the Company’s own equity, and no cash or other consideration was received or liabilities were settled, there is no measurement or re-measurement of fair value for the purposes of reclassification out of retained earnings into additional paid-in capital.

Income Taxes

The Company’s operations in Colombia are subject to the taxing jurisdiction of the Republic of Colombia. Tecnoglass LLC and Tecnoglass RE LLC are subject to the taxing jurisdiction of the United States. TGI and Tecnoglass Holding are subject to the taxing jurisdiction of the Cayman Islands.

The Company recognizes deferred tax assets and liabilities for the expected impact of differences between the financial statements and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards if any.

The Company believes that its income tax positions and deductions used in its tax filings would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position.

9

Earnings per Share

Basic earnings per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period, excluding the effects of any potentially dilutive securities. Income per share assuming dilution (diluted earnings per share) would give effect to dilutive options, warrants, and other potential ordinary shares outstanding during the period. Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The Company considered the dilutive effect of warrants to purchase ordinary shares, unit purchase options exercisable into ordinary shares, and shares issuable under the earnout agreement in the calculation of diluted income per share, which resulted in 2,421,017 and 3,313,119 shares of dilutive securities for the three-month period ended March 31, 2016 and 2015, respectively.

The following table sets forth the computation of the basic and diluted earnings per share for the three-month periods ended March 31, 2016 and 2015:

	2016	2015
Numerator for basic and diluted earnings per shares
Net Income	$13,674	$11,862

Denominator
Denominator for basic earnings per ordinary share - weighted average shares outstanding	26,907,391	24,801,132
Effect of dilutive warrants and earnout shares	2,421,017	3,313,119
Denominator for diluted earnings per ordinary share - weighted average shares outstanding	29,328,407	28,114,251

Basic earnings per ordinary share	$0.51	$0.48
Diluted earnings per ordinary share	$0.47	$0.42

Product Warranties

The Company offers product warranties in connection with the sale and installation of its products that are competitive in the markets in which the products are sold. Standard warranties depend upon the product and service, and are generally from five to ten years for architectural glass, curtain wall, laminated and tempered glass, window and door products. Warranties are not priced or sold separately and do not provide the customer with services or coverages in addition to the assurance that the product complies with original agreed-upon specifications. Claims are settled by replacement of the warrantied products. The Company evaluated historical information regarding claims for replacements under warranties and concluded that the costs that the Company have incurred in relation to these warranties have not been material.

10

Non-Operating Income, net

The Company recognizes non -operating income from foreign currency transaction gains and losses, interest income on receivables, proceeds from sales of scrap materials and other activities not related to the Company’s operations. Foreign currency transaction gains and losses occur when monetary assets, liabilities, payments and receipts that are denominated in currencies other than the Company’s functional currency are recorded in the Colombian peso accounts of the Company in Columbia. The Company recorded a net loss of $1,257 due to foreign currency transactions during the three months ended March 31, 2016 compared with a net gain of $3,361 during the same period of 2015.

Shipping and Handling Costs

The Company classifies amounts billed to customers related to shipping and handling as product revenues. The Company records and presents shipping and handling costs in selling expenses. Shipping and handling costs for the three-month periods ended March 31, 2016 and 2015 were $2,930 and $2,248, respectively.

Note 3. - Investments

As of March 31, 2016, the Company had a 180 day term cash deposit for $25,000 resulting from a transaction made in February 2016, in which the Company entered into a Colombian Peso denominated credit facility for an equivalent amount of $25 million, and immediately placed it in a 180 day term cash deposit in U.S Dollars with the objective of hedging its monetary assets’ and liabilities’ foreign currency exposure risk. This facility will be repaid with the cash from the deposit upon maturity.

Note 4. - Inventories, net

Inventories are comprised of the following:

	March 31, 2016	December 31, 2015
Raw materials	$40,437	$36,254
Work in process	7,496	3,451
Finished goods	3,387	2,875
Stores and spares	3,755	3,190
Packing material	266	241
	$55,341	$46,011

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Note 5. Other Current Assets and Other Long Term Assets

Other current assets are comprised of the following:

	March 31, 2016	December 31, 2015
Unbilled receivables on uncompleted contracts	$12,761	$9,868
Prepaid Expenses	1,605	3,152
Advances and other receivables	13,445	7,794
Other current assets	$27,811	$20,814

Other long term assets are comprised of the following:

	March 31, 2016	December 31, 2015
Intangible assets	$1,798	$1,920
Goodwill	1,330	1,330
Deferred income taxes	338	640
Other assets	5,444	6,420
Other long term assets	$8,910	$10,310

Intangible assets are comprised of Miami-Dade County Notices of Acceptance (“NOAs”), The weighted average amortization period is 10 years.

Note 6. Property, Plant and Equipment, Net

Property, plant and equipment consist of the following:

	March 31, 2016	December 31, 2015
Building	$46,258	$41,804
Machinery and equipment	116,846	108,651
Office equipment and software	4,186	3,528
Vehicles	1,569	1,402
Furniture and fixtures	1,973	1,569
Total property, plant and equipment	170,832	156,954
Accumulated depreciation and amortization	(38,912)	(34,197)
Net value of property and equipment	131,920	122,757
Land	14,079	13,510
Total property, plant and equipment, net	$145,999	$135,974

Depreciation and amortization expense, inclusive of capital lease amortization, for the three-month periods ended March 31, 2016 and 2015 amounted to $2,676 and $1,982, respectively.

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Note 7. Debt

At March 31, 2016, the Company owed $186,859 under its various borrowing arrangements with several banks in Colombia, Panama, the United States and including obligations under various capital leases. The bank obligations have maturities ranging from six months to 15 years that bear interest at rates ranging from 2.3% to 18.3%. These loans are generally secured by substantially all of the Company’s accounts receivable and / or inventory. Certain obligations include covenants and events of default including requirements that the Company maintain a minimum debt to EBITDA ratio, a minimum debt service ratio, total debt to total assets ratio and sales growth ratios.

The mortgage loan with TD Bank secured by Tecno RE in December 2014 to finance the acquisition of real property in Miami-Dade County, Florida contained a covenant requiring a 1.0:1 debt service coverage ratio measured on an annual basis. At December 31, 2015 and March 31, 2016, the Company did not meet the required covenant and received a waiver from TD Bank to defer testing of the covenant until December 31, 2016 with no other remedy or conditions imposed.

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	March 31, 2016	December 31, 2015
Obligations under borrowing arrangements	$186,859	$138,413
Less: Current portion of long-term debt and other current borrowings	60,365	16,921
Long-term debt	$126,494	$121,493

Maturities of long term debt and other current borrowings are as follows as of March 31, 2016:

2017	$60,365
2018	10,165
2019	11,344
2020	16,747
2021	24,308
Thereafter	63,930
Total	$186,859

The Company had $13,306 and $8,524 of real property, plant and equipment pledged to secure $ 68,447 and $48,056 under various lines of credit as of March 31, 2016 and December 31, 2015, respectively.

On January 7, 2016, we entered into a $109.5 million, seven-year senior secured credit facility. Proceeds from the new facility were used to refinance $83.5 million of existing debt, with the remaining $26.0 million available to the Company for capital expenditures and working capital needs. Approximately $51.6 million of the new facility were used to refinance current borrowings into long term debt. The Company’s consolidated balance sheets as of December 31, 2015 reflects the effect of this refinance of the Company’s current portion of long term debt and other current borrowings into long term debt based on the Company’s intent as of that date. The new facility features two tranches, including one tranche denominated in USD representing 71% of the facility and another tranche denominated in Colombian Pesos (COP) representing the remaining 29%. Borrowings under the facility will bear interest at a weighted average interest rate of 7% for the first year, and thereafter at a rate of LIBOR plus 5.25% and DTF (Colombian index) plus 5.00% for the respective USD and COP denominated tranches.

In February 2016, the Company entered into a Colombian Peso denominated credit facility for an equivalent amount of $ 25 million, and immediately placed it in a 180 day term cash deposit in U.S Dollars with the objective of hedging its monetary assets’ and liabilities’ foreign currency exposure risk. This facility will be repaid with the cash from the deposit upon maturity. Additionally, the Company entered into a short term facility for approximately $6 million to cover specific seasonal working capital needs which will be repaid out of our cash flow from operations.

Revolving Lines of Credit

The Company has approximately $3.7 million available in two lines of credit under a revolving note arrangement as of March 31, 2016. The floating interest rates on the revolving notes are between DTF+4.2% and DTF+6%. DTF, the primary measure of interest rates in Colombia, was 6.4% and 5.2% as of March 31, 2016 and December 31, 2015, respectively. At March 31, 2016 and December 31, 2015, $9,487 and $4,640 was outstanding under these lines, respectively.

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Proceeds from debt and repayments of debt for the three months ended March 31, 2016 and 2015 are as follows:

	March 31,
	2016	2015
Proceeds from debt	$124,570	$22,255
Repayments of debt	$(91,649)	$(21,767)

The Company acquired assets under capital leases and debt during the three months ended March 31, 2016 and 2015 for $6,883 and $9,100, respectively.

Interest expense for the three-month periods ended March 31, 2016 and 2015 was $3,124 and $2,152, respectively.

Note 8. Income Taxes

The Company files income tax returns for TG and ES in the Republic of Colombia. Colombia’s Tax Statute was reformed in December 2014. A general corporate income Tax Rate applies at 25% and a CREE Tax based on taxable income applies at a rate of 9% to certain taxpayers including the Company. Prior to the reform, the CREE Tax would only apply up to tax years 2015. The reform makes the CREE tax rate of 9% permanent and an additional CREE Surtax will apply for the years 2015 through 2018 at varying rates.

The following table summarizes income tax rates under the tax reform law:

	2015	2016	2017	2018	2019
Income Tax	25%	25%	25%	25%	25%
CREE Tax	9%	9%	9%	9%	9%
CREE Surtax	5%	6%	8%	9%	-
Total Tax on Income	39%	40%	42%	43%	34%

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The components of income tax expense (benefit) are as follows:

	2016	2015
Current income tax
Colombia	$3,256	$4,929
Deferred income tax
Colombia	373	(157)
Total Provision for Income tax	$3,629	$4,772

Effective tax rate	21.0%	28.7%

The Company's effective tax rates for the three-month periods ended March 31,2016 and 2015 reflect the non-cash, non-deductible losses and non-taxable gains from changes in the fair values of the Company’s warrant and earnout shares liabilities in the table below:

	Three months ended March 31,
	2016	2015
Change in fair value of warrant liability	$(5,911)	$(5,078)
Change in fair value of earnout shares liability	(3,704)	(1,981)
Total non-cash, nontaxable effects of changes in fair value of liabilities	$(9,615)	$(7,059)

In addition, the Company’s statutory tax rate increased from 39% in 2015 to 40% in 2016 because of the tax reform mentioned above.

Note 9. Fair Value Measurements

The Company accounts for financial assets and liabilities in accordance with accounting standards that define fair value and establish a framework for measuring fair value. The hierarchy prioritizes the inputs into three broad levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s assumptions used to measure assets and liabilities at fair value. The classification of a financial asset or liability within the hierarchy is determined by the lowest level inputs that are significant to the fair value measurement.

Assets and Liabilities Measured at Fair Value on a Recurring Basis at March 31, 2016:

	Quotes Prices	Significant	Significant
	in Active	Other Observable	Unobservable
	Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
Warrant Liability			25,080
Earnout shares liability			30,450
Interest Rate Swap Derivative Liability		33
Marketable Equity Securities	448

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2015:

	Quotes Prices	Significant	Significant
	in Active	Other Observable	Unobservable
	Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
Warrant Liability			31,213
Earnout shares liability			34,154
Interest Rate Swap Derivative Liability		42
Marketable Equity Securities	428

As of December 31, 2015, financial instruments carried at amortized cost that do not approximate fair value consist of long-term debt. See Note 7 – Debt. The fair value of long term debt was calculated based on an analysis of future cash flows discounted with our average cost of debt which is based on market rates, which are level 2 inputs.

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The following table summarizes the fair value and carrying amounts of our long term debt:

	March 31, 2016	December 31, 2015
Fair Value	145,877	138,347
Carrying Value	126,494	121,493

Note 10. Segment and Geographic Information

The Company operates a single segment business for product consisting of four geographical sales territories as follows:

	Three months ended March 31,
	2016	2015
Colombia	$18,928	$17,382
United States	36,695	31,678
Panama	2,914	1,468
Other	1,877	1,515
Total Revenues	$60,414	$52,043

Note 11. Earnout Share Liability

The earnout shares liability is subject to re-measurement at each balance sheet date until the shares are released or until the expiration of the liability at December 31, 2016 under the governing agreement, and any change in fair value is recognized in the Company’s condensed consolidated statement of operations.

When the earnout shares are released from the escrow account upon achievement of the conditions set forth in the earnout share agreement, the Company records the fair value of the released shares out of the earnout share liability and into common stock and additional paid-in capital within the shareholders equity section of the Company’s condensed consolidated balance sheets.

The Company determines the fair value of the earnout share liability using a Monte Carlo simulation, which models future EBITDA and ordinary share stock prices during the earn-out period using the Geometric Brownian Motion. This model is dependent upon several variables such as the earnout share agreement’s expected term, expected risk-free interest rate over the expected term, the equity volatility of the Company’s stock price over the expected term, the asset volatility, and the Company’s forecasted EBITDA. The expected term represents the period of time that the earnout shares agreement is expected to be outstanding. The risk-free rates are based on U.S. Treasury securities with similar maturities as the expected term of the earnout share agreement at the date of valuation. The Company measures volatility using a blended weighted average of the volatility rates for a number of similar publicly-traded companies. The inputs to the model were stock price, risk-free rate, expected term and volatility. In general, the inputs used are unobservable; therefore unless indicated otherwise, the earnout share liability is classified as Level 3 under guidance for fair value measurements hierarchy.

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The table below provides a reconciliation of the beginning and ending balances for the earnout shares liability measured using significant unobservable inputs (Level 3):

Balance - December 31, 2015	$34,154
Fair value adjustment - three months ended March 31, 2016	(3,704)
Balance - March 31, 2016	$30,450

Note 12. Warrant Liability

The fair value of the warrant liability was determined by the Company using the Binomial Lattice pricing model. This model is dependent upon several variables such as the instrument’s expected term, expected strike price, expected risk-free interest rate over the expected instrument term, the expected dividend yield rate over the expected instrument term and the expected volatility of the Company’s stock price over the expected term. The expected term represents the period of time that the instruments granted are expected to be outstanding. The expected strike price is based upon a weighted average probability analysis of the strike price changes expected during the term as a result of the down round protection. The risk-free rates are based on U.S. Treasury securities with similar maturities as the expected terms of the options at the date of valuation. Expected dividend yield is based on historical trends. The Company measures volatility using a blended weighted average of the volatility rates for a number of similar publicly-traded companies. The inputs to the model were as follows:

The inputs to the model were as follows:

	March 31, 2016	December 31, 2015

Stock Price	$12.65	$13.74
Dividend Yield*	$0.125	$0.125
Risk-free rate	0.49%	0.65%
Expected Term	0.72	0.97
Expected Volatility	41.16%	37.69%

*A quarterly dividend of $0.125 per share commencing in the second quarter of 2016 was assumed.

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The table below provides a reconciliation of the beginning and ending balances for the warrant liability measured using significant unobservable inputs (Level 3):

Balance - December 31, 2015	$31,213
Adjustment to fair value of warrants excercised cashlessly	(222)
Adjustment to fair value of unexcercised warrants	(5,911)
Balance - March 31, 2016	$25,080

The Company’s equity warrants are exercisable by the warrant holder in either of two modes: (i) by making a cash payment at the exercise price and receiving ordinary shares (“cash exercise”), or (ii) by applying a formula in the warrant agreement that is based on the market price of the shares on the NASDAQ market in order to receive ordinary shares for the warrant with no cash payment (“cashless exercise”).

When the warrants are exercised for ordinary shares, the Company re-measures the fair value of the exercised warrants as of the date of exercise using quoted prices on the OTC Pink Markets and records the change in fair value in the consolidated statement of operations, and records the fair value of the exercised warrants as additional paid-in capital in the shareholders equity section of the Company’s balance sheet.

Of 2,480,289 aggregate warrants exercised since the merger in December 2013, warrant holders exercised 102,570 warrants for an equal number of shares on a cash basis, and 2,377,719 warrants for 1,020,976 ordinary shares on a cashless basis.

Note 13. Related Parties

The Company’s major related party entities are: ESWindows LLC (“ESW LLC”), a Florida limited liability company partially owned by the Company’s Chief Executive Officer and Chief Operating Officer, Ventanas Solar S.A. (“VS”), an importer and installer based in Panama owned by related party family members, and Union Temporal ESW (“UT ESW”), a temporary contractual joint venture under Colombian law with Ventanar S. A. managed by related parties that expires at the end of its applicable contracts.

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The following is a summary of assets, liabilities, and income and expense transactions with all related parties, shareholders, directors and managers:

	Three months ended March 31,
	2016	2015
Revenues
Sales to ESW LLC	$11,669	$11,871
Sales to VS	2,689	1,046
Sales to other related parties	282	1,026
Sales to related parties	$14,640	$13,943

Expenses
Fees paid to Directors and Officers	359	523
Payments to other related parties	713	446
	1,072	969

	March 31,	December 31,
	2016	2015
Current Assets
Due from ESW LLC	$20,951	$17,887
Due from VS	8,898	6,895
Due from other related parties	3,671	3,291
	$33,620	$28,073

Long term payment agreement from VS	$2,536	$2,536

Liabilities
Due to related parties	$1,594	$1,283

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Due from other related parties as of March 31, 2016 includes $617 due from Daesmo, $654 from Consorcio Ventanar ESW – Boca Grande. Also included within due from other related parties is a loan to Finsocial, a company that makes loans to public school system teachers with balances were $266 and $256 as of March 31, 2016 and December 31, 2015, respectively.

Payments to other related parties during the three month period ended March 31, 2016 include charitable contributions to the Company’s foundation for $332 and sales commissions for $246.

During 2014, the Company and VS executed a short-term payment agreement and a three-year payment agreement that were mainly created to fund working capital to VS due the timing difference between the collections from VS’s customers. The interest rate of these payment agreements are Libor + 4.7% paid semiannually and Libor +6.5% paid monthly for the short-term agreement and the three-year agreement, respectively. The Company and VS subsequently modified the short term agreement in December 2015 to extend the term to one year as of the date of the modification, modify interest rate to Libor + 4.5% and repayment in monthly installments.

In December 2014, ESW LLC, a related party, guaranteed a mortgage loan for $3,920 for the acquisition of real properties in Miami-Dade County, Florida by Tecnoglass RE LLC, a wholly owned subsidiary of the Company.

Analysis of Variable Interest Entities

The Company conducted an evaluation as a reporting entity of its involvement with certain significant related party business entities as of March 31, 2016 in order to determine whether these entities were variable interest entities requiring consolidation or disclosures in the financial statements of the Company. The Company evaluated the purpose for which these entities were created and the nature of the risks in the entities as required by the guidance under ASC 810-10-25 - Consolidation and related Subsections.

From all the entities analyzed, only two entities, ESW LLC and VS, resulted in having variable interests. However, as of the date of the initial evaluation and for the three months ended March 31, 2016, the Company concluded that both entities are not deemed VIEs and as such these entities should not be consolidated within the Company’s consolidated financial statements.

Note 14. Note Payable to Shareholder

From September 5, 2013 to November 7, 2013, A. Lorne Weil loaned the Company $150 of which $70 was paid at closing of the Merger and $80 remained unpaid as of March 31, 2016 and December 31, 2015.

Note 15. Derivative Financial Instruments

In 2012, the Company entered into two interest rate swap contracts as economic hedges against interest rate risk through 2017. Hedge accounting treatment per guidance in ASC 815-10 and related Subsections was not pursued at inception of the contracts. The derivative contracts are recorded on the balance sheet as liabilities as of March 31, 2016 at an aggregate fair value of $33 Changes in the fair value of the derivatives are recorded in current earnings.

Note 16. Commitments and Contingencies

Guarantees

Guarantees on behalf of, or from related parties are disclosed in Note 13 - Related Parties

Legal Matters

Tecnoglass S.A. and Tecnoglass USA, Inc., a related party, were named in a civil action for wrongful death, negligence and negligent infliction of emotional distress arising out of a workplace accident where a crate of glass fell and fatally crushed a worker during the unloading process. TG denied liability and rigorously defended the claim in court. TG’s insurance carrier provided coverage to TG under a $3.0 million wasting policy, which meant that the attorneys’ fees and expenses incurred during the defense of the claim reduced the amount of coverage available. On October 1, 2014 the case was settled. The plaintiffs accepted $1,075, with a payment time of 60 days. The Company’s insurance policy covered 90% of the loss.

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C.I. Energia Solar S.A. filed a lawsuit against Bagatelos Arch Glass in Colombia for $1,560 and in March 2, 2016 also filed a lawsuit against Bagatelos Architectural Glass Systems, Inc (“Bagatelos”) in California. The Company’s claim arises from Bagatelos refusing to pay outstanding accounts with the Company alleging mounting damages in Company products that render them outside the terms of sale. The law suit was first filed in Colombia where the court is likely to have jurisdiction since Bagatelos travelled to the factory and inspected the products and fabrication. It is likely that a court in California shall recognize a foreign-country judgment and it is highly likely that the lawsuit filed in California will be placed on temporary hold until a final resolution in the Colombian lawsuit has been completed. Management and ES’ counsel believes that court is likely to rule in favor of the Company and the Company will be able to recover outstanding amount from Bagatelos.

General Legal Matters

From time to time, the Company is involved in legal matters arising in the ordinary course of business. While management believes that such matters are currently not material, there can be no assurance that matters arising in the ordinary course of business for which the Company is, or could be, involved in litigation, will not have a material adverse effect on its business, financial condition or results of operations.

Note 17. Subsequent Events

Management concluded that no additional subsequent events required disclosure other than those disclosed in these financial statements.

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